                                 LEASE AGREEMENT

     This Lease Agreement (this "Lease") is entered into as of June 1, 1998, by and between FIRST COMMAND FINANCIAL CORPORATION, a Texas corporation ("LANDLORD"), and INDEPENDENT RESEARCH AGENCY FOR LIFE INSURANCE, INC., a Texas corporation ("TENANT").

1. DEFINITIONS. The following terms, as used in this Lease, shall have the following meanings unless the context indicates otherwise:

          (a) ADDITIONAL RENT: The money and other charges provided for to be paid in SECTION 4.02 hereof.

          (b)  BASE RENT:  $615,000.00 per year ($51,250.00 per month).

          (c) BUILDINGS: All buildings and improvements now or hereafter located upon the Land, together with all fixtures permanently attached thereto.

          (d) COMMENCEMENT DATE: The date which is the earlier of (i) the tenth (10th) day immediately following the later of (A) the date on which the architect supervising construction of the building and other improvements to be constructed by Landlord as described in SECTION 23.01 shall certify in writing to Landlord and Tenant that such building and all other improvements and facilities are substantially complete and ready for occupancy and use or (B) the date of the issuance by the appropriate governmental authority of a temporary or permanent certificate of occupancy for the Leased Premises and all buildings and other improvements to be constructed by Landlord as described in SECTION 23.01; or (ii) the date on which Tenant commences business at the Leased Premises. After the Commencement Date has been determined, and upon the request of either Landlord or Tenant, Landlord and Tenant will execute a written instrument setting forth the Commencement Date and the expiration date of the Lease Term.

          (e) DEFAULT RATE: The lesser of twelve percent (12%) per annum or the highest lawful rate.

          (f) FORCE MAJEURE: The occurrence of a theft, fire, act of God, public enemy, injunction, riot, strike, insurrection, war, court order, requisition, or order of governmental body or authority, or the occurrence of any other event which hinders, prevents or delays the performance by Landlord or Tenant, as the case may be, of any of its obligations hereunder and which is beyond the reasonable control of the party so obligated to perform.


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          (g)  GROUND LEASE:  That certain Ground Lease dated June 1, 1998, executed by Tenant, as ground lessor, and Landlord, as ground lessee, whereby Tenant has leased to Landlord, and Landlord has leased from Tenant, the Land.

          (h) LAND: That portion of the real property located in Fort Worth, Tarrant County, Texas, which is identified as "Parking Garage" on the site plan attached hereto as EXHIBIT A, together with all improvements now or hereafter located upon such real estate. The Land is part of a tract of land described in EXHIBIT B attached hereto. Within sixty (60) days after the date of this Lease, Tenant shall, at Tenant's expense, cause to be prepared and furnished to Landlord a current plat of survey (the "SURVEY") of the Land prepared by a duly licensed Texas land surveyor. The metes and bounds description of the Land as reflected on the survey shall be substituted for the site plan set forth in EXHIBIT A attached hereto.

          (i) LANDLORD: First Command Financial Corporation, a Texas corporation.

          (j)  LEASED PREMISES:  The Land and the Buildings.

          (k) LEASE TERM: A period commencing on the Commencement Date and continuing until December 1, 2014, unless earlier terminated or extended in accordance with the terms of this Lease.

          (l) LEGAL REQUIREMENTS: Any and all statutes, laws, regulations, ordinances, judicial decisions, orders, injunctions, or other directives of any governmental authority applicable to the Leased Premises.

          (m) MORTGAGE: Any deed of trust, mortgage, security agreement, ground lease or transfer instrument, including all renewals, extensions and rearrangements thereof.

          (n) MORTGAGEE: The beneficiary of any deed of trust, the mortgagee of any mortgage, the secured party of any security interest, the ground lessor of any ground lease, and the transferee of any other instrument of transfer now or hereafter in existence on all or any portion of the Leased Premises, and their respective successors, assigns, and purchasers.

          (o) PERMITTED USE: Operation of a parking garage and any other lawful use.

          (p) RENT: Base Rent, Additional Rent, and all other amounts owing by Tenant to Landlord under any provision of this Lease.


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          (q)  TAKING OR TAKEN:  The actual or constructive condemnation, or the actual or constructive acquisition by or under threat of condemnation, eminent domain or similar proceeding, by or at the direction of any governmental authority or agency.

          (r) TAXES: All real estate, personal property, rental, water, sewer, transit, use, occupancy and other taxes, assessments, charges, excises and levies, general and special, ordinary and extraordinary, of any kind and nature whatsoever which are assessed, levied, charged or imposed upon or with respect to the Leased Premises or any portion thereof or interest therein, excluding only income taxes measured by the income of Landlord.

          (s) TENANT: Independent Research Agency for Life Insurance, Inc., a Texas corporation.

2. LEASED PREMISES. Subject to and upon the terms set forth in this Lease, Landlord leases to Tenant, and Tenant leases from Landlord, the Leased Premises.

3. LEASE TERM. This Lease shall continue in force during a period beginning on the Commencement Date and continuing until the expiration of the Lease Term; provided, however, that this Lease shall sooner terminate on the sooner termination for any cause whatsoever of the Ground Lease. Notwithstanding that the Lease Term does not commence until the Commencement Date, this Lease evidences a binding contract between Landlord and Tenant effective as of the date hereof.

4.   RENT.

     4.01. BASE RENT. Tenant shall pay the Base Rent to Landlord in the manner as set forth in SECTION 4.03.

     4.02. ADDITIONAL RENT. Tenant shall pay as Additional Rent any money or other charges required to be paid by Tenant under this Lease, whether or not the same be designated "Additional Rent." If such amounts or charges are not paid at the time provided in this Lease, they shall nevertheless, if not paid when due, be collectible as Additional Rent with the next installment of Rent thereafter falling due hereunder, but nothing herein contained shall be deemed to suspend or delay the payment of any amount of money or charge at the time the same becomes due and payable hereunder, or limit any other remedy of Landlord.

     4.03. PAYMENT OF RENT. Except as otherwise provided in this Lease, Base Rent shall be due and payable in advance monthly installments on the first day of each calendar month during the Lease Term. Rent shall be paid to Landlord at its address shown on the signature page of this Lease or to such other person or at such other address as Landlord may from time to time designate in writing. Rent shall be paid without any notice or demand whatsoever in legal tender


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of the United States of America.  If the Lease Term commences or ends on other than the first or the last day of a calendar month, the Base Rent for the partial month shall be prorated on the basis of the number of days during the month for which the Lease Term was in effect.

     4.04. LATE PAYMENTS. All installments of Rent not paid when due and payable shall bear interest at the Default Rate.

5.   USE; LEGAL REQUIREMENTS; GROUND LEASE.

     5.01. PERMITTED USE. Tenant will occupy and use the Leased Premises solely for the Permitted Use. The Leased Premises shall not be used for any other purpose without the prior written consent of Landlord, which consent shall not be unreasonably withheld, conditioned or delayed. Tenant will obtain and maintain throughout the Lease Term at Tenant's expense any permits and licenses required for the transaction of business in the Leased Premises.

     5.02. SPECIFICALLY PROHIBITED USES. Tenant will not (a) use or occupy the Leased Premises in any manner which is dangerous to life or property or a public or private nuisance; (b) keep any substance in or conduct any operation from the Leased Premises which emits offensive odors or conditions, or makes undue noise or creates undue vibrations; (c) commit any waste to the Leased Premises; (d) install any improvements to the Leased Premises which exceed the structural loads of floors or walls of the Buildings, or adversely affect the mechanical, plumbing or electrical systems of the Buildings or adversely affect the structural integrity of the Buildings; or (e) commit any action or circumstance in or about the Leased Premises which would justify any insurance carrier in canceling or increasing the premium on any insurance policy maintained by Landlord on the Leased Premises.

     5.03. LEGAL REQUIREMENTS. Except as provided in the immediately following sentence and except with respect to the duties and obligations specifically imposed upon Tenant by the terms of this Lease, Landlord shall, at its expense, comply with or cause to be complied with all Legal Requirements which shall impose any duty upon Landlord or Tenant with respect to the Leased Premises. Commencing on the Commencement Date, Tenant, at its expense, shall comply with all Legal Requirements relating to the physical condition of the Leased Premises if required solely by reason of Tenant's specific business, as opposed to Legal Requirements relating to parking garages in general, which shall be Landlord's responsibility pursuant to the immediately preceding sentence. The party responsible for compliance pursuant to this Section shall have the right to contest the validity of any Legal Requirement at the expense of the party responsible for compliance, unless such contest would result in any criminal liability imposed upon the other party.

     5.04. GROUND LEASE. Landlord shall, at its expense, properly and timely observe, perform, and comply with all of the duties, obligations, covenants, and agreements of the lessee or tenant under the Ground Lease.


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6.   SERVICES TO LEASED PREMISES.

     6.01. GENERAL. Landlord shall not be obligated to furnish or cause to be furnished any services to the Leased Premises, including, without limitation, any electrical, water, gas, sewer, or other utility service or any trash or waste removal or disposal service. Tenant shall pay all charges for electricity, water, gas, sewer, and other utility services and for trash or waste removal or disposal service in connection with the Leased Premises throughout the Lease Term. Neither the interruption or cessation of any such services nor the failure to restore any such services shall render Landlord liable in any respect for injury or damages to person or property, or be construed as an eviction of Tenant, or work an abatement of Rent or relieve Tenant from fulfilling any of its other obligations hereunder unless such interruption or cessation of services is caused by Landlord or any of its agents, employees, or contractors.

     6.02. KEYS. Landlord shall furnish Tenant, at Landlord's expense, with two keys, and at Tenant's expense with such additional keys as Tenant may request, to unlock each door entering the Buildings. Upon the expiration or termination of the Lease Term, Tenant shall surrender all such keys to Landlord.

7.   IMPROVEMENTS AND ALTERATIONS.

     7.01. BY LANDLORD. Except as otherwise provided in this Lease, all installations and improvements hereafter placed on the Leased Premises shall be for Tenant's account and at Tenant's expense. Notwithstanding the foregoing, Landlord shall complete, prior to the Commencement Date and at Landlord's expense, the improvements and alterations described in ARTICLE 23 of this Lease. In addition, Landlord shall make, at Landlord's expense, all improvement and alterations necessary in order to make the Leased Premises comply with all Legal Requirements. Except as otherwise provided in this Lease (including, without limitation, ARTICLE 23 of this Lease), Landlord shall have no other obligation to make any other additions, alterations, repairs, or improvements to the Leased Premises.

     7.02. BY TENANT. Except as otherwise provided herein, Tenant will not make, or permit to be made, any alteration, improvement or addition to the Leased Premises without the prior written consent of Landlord, which consent shall not be unreasonably withheld, conditioned, or delayed. However, Tenant may make non-structural alterations to the interior of the Buildings without Landlord's consent. All such alterations, improvements and additions shall become the property of Landlord and shall be surrendered with the Leased Premises as part thereof at the termination or expiration of the Lease Term, without any payment, reimbursement or compensation therefor. So long as no Event of Default exists, Tenant may remove Tenant's fixtures, equipment and other personal property from the Leased Premises. Tenant shall promptly repair all damage caused by such removal.


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     7.03.  NO LIENS.  Tenant shall not permit any lien to be placed on the
Leased Premises resulting from any work performed, materials furnished, or obligation incurred by or at the request of Tenant. If any lien or claim against any interest in the Leased Premises is filed as a result of any work performed, materials furnished, or obligation incurred by or at the request of Tenant, then Tenant shall cause the same to be discharged of record or bonded around within thirty (30) days after the filing date. If Tenant shall fail to discharge the lien or claim within such period, then, in addition to any other right or remedy of Landlord, Landlord may, but shall not be obligated to, upon at least five (5) days prior written notice to Tenant, discharge the lien or claim by paying the amount claimed to be due. Any amount paid by Landlord for the satisfaction of a lien or claim shall be paid by Tenant to Landlord on demand, with interest from the date paid by Landlord until reimbursed by Tenant at the Default Rate.

     7.04. SIGNS. Tenant, at Tenant's expense, may erect signs on the Leased Premises to evidence Tenant's operation of the Leased Premises. The location, size, color, lighting, and design of all exterior signs must be approved by Landlord prior to installation. Tenant, at Tenant's expense, shall maintain all such signs.

8.   REPAIR AND MAINTENANCE.

     8.01. BY TENANT. Except as otherwise provided in this Lease, Tenant shall not be required to maintain any portion of or make any repairs to the Leased Premises.

     8.02. BY LANDLORD. Landlord shall maintain the Leased Premises in a clean, safe, operable condition, and in accordance with all Legal Requirements. Landlord will not commit or allow to remain any waste or damage to any portion of the Leased Premises. Except for repairs or replacements required by this Lease to be made by Tenant, Landlord shall promptly repair or replace any and all damage to the Leased Premises regardless of how or by whom caused. If Landlord fails to make such repairs or replacements, Tenant may, upon at least five (5) days prior written notice to Landlord, make such repairs or replacements at Landlord's cost, which shall be payable to Tenant by Landlord on demand.

9.   TAXES.

     9.01. REAL ESTATE TAXES. Tenant shall be liable for and shall pay, prior to their becoming delinquent, all Taxes levied against the Land and the Buildings (the "REAL ESTATE TAXES"). Landlord shall deliver to Tenant copies of all tax statements received by Landlord within ten (10) days after Landlord's receipt thereof. Tenant may withhold payments of any Taxes described in this Section so long as Tenant contests its obligation to pay in accordance with applicable law and the non-payment thereof does not pose a threat of loss or seizure of the Leased Premises or any interest of Landlord therein.


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     9.02.  PERSONAL PROPERTY TAXES.  Tenant shall be liable for and shall pay, prior to their becoming delinquent, all Taxes levied against any personal property placed by Tenant in the Leased Premises. Tenant may withhold payments of any Taxes described in this Section so long as Tenant contests its obligation to pay in accordance with applicable law and the non-payment thereof does not pose a threat of loss or seizure of the Leased Premises or any interest of Landlord therein.

10. ASSIGNMENT AND SUBLETTING. Tenant shall not assign this Lease or any interest therein or sublease the Leased Premises or any part thereof (other than to any affiliate of Tenant) without Landlord's prior written consent, which consent shall not be unreasonably withheld, conditioned, or delayed. Consent by Landlord to one or more assignments or sublettings shall not operate as a waiver of Landlord's rights as to any subsequent assignment or subletting. In the event any assignment of this Lease is made with Landlord's consent, Tenant shall require any assignee to execute and deliver to Landlord an assumption of liability agreement in form reasonably satisfactory to Landlord, including an assumption by the assignee of all of the obligations of Tenant and the assignee's ratification of and agreement to be bound by all of the provisions of this Lease. In the event that Landlord shall agree to any transfer of Tenant's interest in this Lease, then the term "Tenant" shall thereafter be deemed to include, without further reference, the party to whom such interest is transferred, which is, for example, but without limiting the generality thereof, any subtenant, assignee, concessionaire or licensee.

11. ACCESS BY LANDLORD. Landlord shall have the right to enter the Leased Premises during Tenant's normal business hours upon at least three (3) days notice to Tenant (provided that no notice will be required in the case of an emergency) to (a) inspect, clean, maintain, repair, replace or alter the Leased Premises or the Buildings; (b) show the Leased Premises to prospective purchasers (or, during the last three (3) months of the Lease Term, to prospective tenants); or (c) determine whether Tenant is performing its obligations hereunder and, if it is not, to perform same at Landlord's option and Tenant's expense. Landlord agrees to use its best efforts to exercise the rights granted to Landlord in this section in such a way as to minimize to the extent reasonably possible the interference with the operation of Tenant's business.

12. CONDEMNATION. If all of the Leased Premises is Taken, or if so much of the Leased Premises is Taken that, in Landlord's good faith opinion, substantial structural alteration or reconstruction is necessary, Landlord may, at its election, exercisable by the giving of written notice to Tenant within sixty
(60) days after the date of the Taking, terminate this Lease as of the date of the Taking. If this Lease is not terminated as result of a Taking, Landlord shall restore the Leased Premises remaining after the Taking to as nearly as practicable its precondemnation condition. After the date of the Taking, if this Lease is not terminated as a result of such Taking, Base Rent shall be equitably abated. Except for awards, proceeds, compensation, and other payments for the value of the unexpired term of this Lease, all awards, proceeds, compensation or other payments from or with respect to any Taking of the Leased Premises or any portion thereof shall belong to Landlord, Tenant hereby assigning to Landlord


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all of its right, title, interest and claim to same. Tenant shall have the right to assert a claim for and recover from the condemning authority such compensation as may be awarded on account of Tenant's loss of business, "good will", costs incurred by Tenant in removing any furniture, trade fixtures, trade equipment, merchandise or personal property of Tenant, and the value of the unexpired term of this Lease.

13. CASUALTY. Tenant shall give prompt notice to Landlord of any casualty to the Leased Premises. If the Leased Premises is totally destroyed, or if the Leased Premises is partially destroyed so that the loss or damage to the Leased Premises amounts to more than fifty percent (50%) of the total replacement cost at the time of the damage then Landlord may, at its election exercisable by the giving of written notice to Tenant within thirty (30) days after the casualty, terminate this Lease as of the date of the casualty. If this Lease is not terminated as a result of a casualty, Landlord shall restore the Leased Premises to its pre-existing condition. During the period of restoration, Base Rent shall be equitably abated to the extent the Leased Premises are rendered untenantable.

14.  INSURANCE.

     14.01. TENANT'S INSURANCE. Tenant shall obtain and maintain throughout the Lease Term comprehensive general and contractual liability insurance against claims for personal injury, death and property damage occurring in or about the Leased Premises, such insurance to afford protection to the limits of (i) not less than $1,000,000.00 in respect of injury to or death of any number of persons arising out of any one occurrence; and (ii) $100,000.00 in respect of any instance of property damage. Tenant shall deliver to Landlord, on or before the Commencement Date, certificates of such insurance and shall, at all times during the Lease Term, deliver to Landlord upon request true and correct copies of said insurance policies. The policies described above shall (i) name Landlord and all Mortgagees as additional insureds; (ii) provide that they will not be canceled or reduced in coverage without at least ten (10) days' prior written notice to Landlord; (iii) insure performance of the indemnities of Tenant contained in SECTION 15 of this Lease; and (iv) be primary coverage, so that any insurance coverage obtained by Landlord shall be in excess thereto.

     14.02. LANDLORD'S INSURANCE. Landlord shall obtain and maintain throughout the Lease Term fire and extended coverage insurance, with vandalism, and malicious mischief endorsements, on the Buildings in an amount equal to at least eighty percent (80%) of the replacement cost thereof.

     14.03. WAIVER OF SUBROGATION. Landlord and Tenant each hereby waives all claims, rights of recovery and causes of action against the other party or against any of the other party's officers, directors, shareholders, partners or employees for any loss or damage that may occur to the Leased Premises, the Buildings or any personal property therein by reason of fire or other casualty, or by reason of any other cause (including the negligence of a party hereto or its


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officers, directors, shareholders, partners or employees), that could have been insured against under the terms of the fire and extended coverage insurance policy required to be obtained and maintained under SECTION 14.02; provided, however, that the waiver set forth in this Section shall not apply to any deductibles on insurance policies carried by Landlord or Tenant or to any coinsurance penalty which Landlord or Tenant might sustain. Landlord and Tenant hereby agree to request that an endorsement be issued to their respective insurance policies recognizing this waiver of subrogation.

15. TENANT'S INDEMNITY. Tenant hereby assumes liability for, and agrees to defend, indemnify and hold harmless Landlord from and against, all liabilities, obligations, losses, damages, penalties, claims, actions, suits, costs, expenses and disbursements (including court costs and reasonable attorneys' fees) resulting from (a) any injuries to or death of any person or damage to any property occurring during the Lease Term in or about the Leased Premises (unless caused by Landlord or any of Landlord's officers, directors, shareholders, agents, employees, or contractors); (b) any act, omission, or neglect of Tenant or its agents, servants, employees, or invitees; or (c) the use of the Leased Premises by Tenant and the conduct of its business.

16. SUBORDINATION AND ATTORNMENT. If at the execution of this Lease there are any existing Mortgages against the Leased Premises, Landlord shall promptly cause each Mortgagee to execute a non-disturbance agreement providing that, among other things, (a) the use and occupancy by Tenant of the Leased Premises shall not be disturbed and all of Tenant's other rights under this Lease shall be recognized unless and until Tenant shall breach any provision hereof and this Lease or Tenant's right to possession hereunder shall have been terminated in accordance with the provisions of this Lease; (b) in the event of any foreclosure or other suit, public or private sale, or in the event of a sale in lieu of foreclosure, the Mortgagee will hold or offer and sell the property covered thereby subject to all of the terms and conditions of this Lease; and
(c) fire insurance proceeds and condemnation awards will be applied towards restoration of the Leased Premises. Before Landlord shall have the right to subject and subordinate this Lease to the lien of any Mortgage hereafter upon Landlord's interest in the Leased Premises, Landlord shall have first secured for Tenant's benefit a written non-disturbance agreement, in the form acceptable to Tenant, and Tenant will then execute and deliver an instrument subjecting this Lease to the lien of any such Mortgage. If the holder of any Mortgage covering the Leased Premises or if the purchaser at any foreclosure or at any sale under a power of sale contained in any Mortgage shall so request, Tenant shall attorn to such Mortgagee or purchaser and shall recognize such Mortgagee or purchaser as the landlord under this Lease for the balance then remaining of the term of this Lease, subject to all terms of this Lease; provided, however, that Tenant shall not be required to attorn to such Mortgagee or purchaser unless and until Tenant and such Mortgagee or purchaser shall have entered into a mutually satisfactory non-disturbance agreement. If Landlord defaults in making payment under any Mortgage, or if Landlord is in breach or in default of any Mortgage in any respect, and any Mortgagee makes demand upon Tenant that Tenant pay Rent to such Mortgagee, Tenant shall

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have the right, but not the duty, to make all Rent payments thereafter becoming due under this Lease to the Mortgagee in lieu of Landlord, and payments so made shall discharge the obligation of Tenant hereunder respecting the payment of Rent.

17. ACTS OF FORCE MAJEURE. Neither Landlord nor Tenant shall have any responsibility or liability to the other, or to the other's officers, directors, shareholders, partners, employees, agents, contractors or invitees, for bodily injury, death, property damage, business interruption, loss of profits, or other direct or consequential damages occasioned by Force Majeure. If an event of Force Majeure occurs, the time for performance or completion of an act required in this Lease (other than any obligation of Tenant to pay any portion of the Rent) shall be extended for one (1) day for each day of delay caused by the event of Force Majeure.

18.  QUIET ENJOYMENT; LANDLORD'S WARRANTIES.

     18.01. QUIET ENJOYMENT. Tenant, on timely paying the Rent and performing all of Tenant's other obligations contained herein, shall and may peaceably and quietly have, hold, occupy, use and enjoy the Leased Premises during the Lease Term subject to the provisions of this Lease. Landlord agrees to warrant and forever defend Tenant's right to occupancy of the Leased Premises against the claims of any and all persons, subject to the provisions of this Lease.

     18.02. LANDLORD'S WARRANTIES. Landlord represents and warrants to Tenant that (a) Landlord owns the Improvements and is the owner and holder of the leasehold estate in and to the Land; (b) the Leased Premises are not subject to the lien of any Mortgage (except such Mortgage where the Mortgagee has entered into an agreement in favor of Tenant as described in SECTION 16); (c) Landlord has the full power, right and authority to make this Lease for the Lease Term;
(d) Landlord will put Tenant into complete and exclusive possession of the Leased Premises free from all orders, restrictions, covenants, agreements, leases, easements, laws, codes, ordinances, regulations and decrees which would or could, in any way, prevent or inhibit the use of the Leased Premises for the uses thereof by Tenant as contemplated by this Lease or prevent or limit ingress and egress to public thoroughfares; (e) the Land is properly zoned for the operation and maintenance of a parking garage and all necessary governmental consents, permits and approvals for such use have been obtained by Landlord at its expense; and (f) the Leased Premises comply with all Legal Requirements.

     18.03. FAILURE OF WARRANTIES. Notwithstanding any other provisions of this Lease, at Tenant's option, the Lease Term shall not commence and Rent and other charges payable under this Lease shall not commence to accrue until the representations and warranties of Landlord set forth in this Lease shall have been fulfilled. In addition, if Landlord fails to fulfill or cause to be fulfilled, within sixty (60) days after the Commencement Date, any of the representations and warranties set forth in SECTION 18.02 or any other representation or warranty of Landlord, the failure of which might adversely affect Tenant's position or rights under this Lease, then, in addition to any other rights or remedies available to Tenant, Tenant shall have the right either to fulfill such representations and warranties at Landlord's expense or to terminate this Lease by notice to Landlord.

19.  DEFAULT BY TENANT.

     19.01. EVENTS OF DEFAULT. Each of the following occurrences shall constitute an "Event of Default":

          (a) Tenant fails to pay any installment of Rent as and when due hereunder and such failure continues for more than ten (10) days after written notice from Landlord to Tenant specifying the failure; provided, however, after Landlord has given Tenant written notice pursuant to this clause (a) on three (3) separate occasions during any calendar year, Landlord shall not be required to give Tenant any further notice under this clause (a);

          (b) Tenant fails to perform, comply with or observe any other agreement, obligation or undertaking of Tenant, or any other term, condition or provision, in this Lease, and such failure continues for more than thirty (30) days after written notice from Landlord to Tenant specifying the failure; provided, however, if such failure cannot reasonably be cured within thirty (30) days, no Event of Default shall exist as a result of such failure unless Tenant fails to commence curing such failure within such thirty (30) day period, fails to diligently proceed to cure such failure, or fails to completely cure such failure within ninety (90) days after such notice;

          (c) A petition is filed by or against Tenant (i) in any bankruptcy or other insolvency proceeding; (ii) seeking any relief under the Bankruptcy Code or any similar debtor relief law; (iii) for the appointment of a liquidator or receiver for all or substantially all of the property of Tenant or for Tenant's interest in this Lease; or (iv) to reorganize or modify the capital structure of Tenant; and any such petition filed against Tenant is not dismissed within sixty (60) days of the filing thereof; or

          (d) Tenant admits in writing that it cannot meet its obligations as they become due or the making by Tenant of a general assignment for the benefit of its creditors.

     19.02. REMEDIES OF LANDLORD. If any Event of Default occurs and is continuing, Landlord may, at Landlord's option and in addition to all other rights, remedies and recourses afforded Landlord hereunder or by law or equity, do any one or more of the following:

          (a) Terminate this Lease by the giving of written notice to Tenant, in which event Tenant shall pay to Landlord the sum of (i) all Rent and other amounts accrued hereunder to the date of termination, (ii) all amounts due under SECTION 19.03 and (iii) liquidated damages in an amount equal to (A) the total Rent that Tenant would have been required to pay for the remainder of the Lease Term discounted to present value at the prime lending rate (or equivalent rate, however denominated) in effect on the date of termination at the largest national bank with a banking office located in Tarrant County, Texas
     MINUS (B) the then present fair rental value of the Leased Premises for such period, similarly discounted.

          (b) Terminate Tenant's right to possession of the Leased Premises without terminating this Lease by the giving of written notice to Tenant, in which event Tenant shall pay to Landlord (i) all Rent and other amounts accrued hereunder to the date of termination of possession, (ii) all amounts due from time to time under SECTION 19.03 and (iii) all Rent and other sums required hereunder to be paid by Tenant during the remainder of the Lease Term, diminished by any net sums thereafter received by Landlord through reletting the Leased Premises during said period. Reentry by Landlord in the Leased Premises will not affect the obligations of Tenant hereunder for the unexpired Lease Term. Landlord may bring action against Tenant to collect amounts due by Tenant on one or more occasions, without the necessity of Landlord's waiting until expiration of the Lease Term. If Landlord elects to proceed under this subsection (b), it may at any time elect to terminate this Lease pursuant to subsection (a).

     19.03. PAYMENT BY TENANT. Upon the occurrence of any Event of Default, Tenant shall also pay to Landlord all reasonable costs and expenses incurred by Landlord, including court costs and reasonable attorney's fees, in (a) retaking or otherwise obtaining possession of the Leased Premises, (b) removing and storing Tenant's or any other occupant's property, (c) repairing and restoring the Leased Premises, (d) reletting all or any part of the Leased Premises, and
(e) paying or performing the underlying obligation which Tenant failed to pay or perform.

     19.04. RELETTING. Upon termination of this Lease or upon termination of Tenant's right to possession of the Leased Premises, Landlord shall attempt to relet the Leased Premises. Landlord may relet the Leased Premises for such period, to such tenant, and for such use and purpose as Landlord, in the exercise of its sole discretion, may choose. Tenant shall not be entitled to the excess of any rent obtained by reletting over the Rent herein reserved.

     19.05. LANDLORD'S RIGHT TO PAY OR PERFORM. Upon the occurrence of an Event of Default, Landlord may, but without obligation to do so and without thereby waiving or curing such Event of Default, upon at least five (5) days prior written notice to Tenant, pay or perform the underlying obligation for the account of Tenant, and enter the Leased Premises for such purpose.

     19.06. INJUNCTIVE RELIEF; REMEDIES CUMULATIVE. Landlord may restrain or enjoin any Event of Default or threatened or potential Event of Default without the necessity of proving the inadequacy of any legal remedy or irreparable harm. The rights, remedies and recourses of

Landlord for an Event of Default shall be cumulative and no right, remedy or recourse of Landlord, whether exercised by Landlord or not, shall be deemed to be in exclusion of any other.

     19.07. NO WAIVER; NO IMPLIED SURRENDER. Provisions of this Lease may not be waived orally or impliedly, but only by the party entitled to the benefit of the provision evidencing the waiver in writing. Thus, neither the acceptance of Rent by Landlord following an Event of Default (whether known to Landlord or not), nor any other custom or practice followed in connection with this Lease, shall constitute a waiver by Landlord of such Event of Default or any other Event of Default. Further, the failure by a party to complain of any action or inaction by the other party, or to assert that any action or inaction by the other party constitutes (or would constitute, with the giving of notice or the passage of time or both) an Event of Default or a default by Landlord, regardless of how long such failure continues, shall not extinguish, waive or in any way diminish the rights, remedies or recourses of Landlord or Tenant with respect to such action or inaction. No waiver by a party of any provision of this Lease or of any breach by the other party of any obligation of the other party hereunder shall be deemed to be a waiver of any other provision hereof, or of any subsequent breach by the other party of the same or any other provision hereof. Landlord's consent to any act by Tenant requiring Landlord's consent shall not be deemed to render unnecessary the obtaining of Landlord's consent to any subsequent act of Tenant.

20. DEFAULTS BY LANDLORD. Landlord shall be in default under this Lease in the event Landlord has not begun and pursued with reasonable diligence the cure of any failure of Landlord to meet its obligations hereunder within thirty (30) days after Tenant has given Landlord written notice thereof specifying the nature of Landlord's failure. If Landlord defaults under this Lease, Tenant shall be entitled to pursue any and all remedies available to Tenant under applicable law. The foregoing shall not limit any right that Tenant might have to obtain specific performance of Landlord's obligations hereunder.

21. RIGHT OF REENTRY. Upon the expiration or termination of the Lease Term for whatever cause, or upon the exercise by Landlord of its right to re-enter the Leased Premises without terminating this Lease, Tenant shall promptly surrender to Landlord possession of the Leased Premises in good order, condition and repair, except only for ordinary wear and tear and damage covered by insurance maintained by Landlord or Tenant. If Tenant fails to surrender possession as herein required, Landlord may initiate any and all legal action as Landlord may elect to dispossess Tenant and all of its property, and all persons or firms claiming by, through or under Tenant and all of their property from the Leased Premises, and may remove from the Leased Premises and store any such property at Tenant's expense. For so long as Tenant remains in possession of the Leased Premises after such expiration, termination or exercise by Landlord of its re-entry right, unless Landlord and Tenant otherwise agree in writing, Tenant shall be deemed to be occupying the Leased Premises as a tenant-at-sufferance, subject to all of the obligations of Tenant under this Lease, except that the daily Rent shall be 110% of the per day Rent in effect immediately prior to such expiration, termination or exercise by Landlord. No such holding over shall extend the Lease Term.

22.  MISCELLANEOUS.

     22.01. APPLICABLE LAW. THIS LEASE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE SUBSTANTIVE LAWS OF THE STATE OF TEXAS. All monetary and other obligations of Landlord and Tenant are performable in Tarrant County, Texas. Landlord and Tenant hereby consent that venue of any action brought under this Lease shall be in Tarrant County, Texas.

     22.02. ESTOPPEL CERTIFICATES. From time to time at the request of Landlord or any Mortgagee, Tenant will promptly execute, have acknowledged and deliver a certificate stating (a) the Commencement Date and the date of expiration of the Lease Term; (b) the rights (if any) of Tenant to extend the Lease Term; (c) the Rent (or any components of the Rent) currently payable hereunder; (d) whether this Lease has been amended in any respect and, if so, submitting copies of or otherwise identifying the amendments; (e) whether, within the knowledge of Tenant, there are any existing breaches or defaults by Landlord hereunder and, if so, stating the defaults with reasonable particularity; and (f) such other information pertaining to this Lease as Landlord or any Mortgagee may reasonably request.

     22.03. NOTICES. All notices and other communications given pursuant to this Lease shall be in writing and shall either be mailed by first class United States mail, postage prepaid, registered or certified with return receipt requested, and addressed as set forth in this Section, or delivered in person to the intended addressee. Notice mailed in the aforesaid manner shall become effective two (2) business days after deposit; notice given in any other manner shall be effective only upon receipt by the intended addressee. For the purposes of notice, the address of each of the parties shall be the address recited on the signature page hereof. Each party shall have the continuing right to change its address for notice hereunder by the giving of fifteen (15) days' prior written notice to the other party in accordance with this Section.

     22.04. ENTIRE AGREEMENT, AMENDMENT AND BINDING EFFECT. This Lease constitutes the entire agreement between Landlord and Tenant relating to the subject matter hereof and all prior agreements relative hereto which are not contained herein are terminated. This Lease may be amended only by a written document duly executed by Landlord and Tenant, and any alleged amendment which is not so documented shall not be effective as to either party. The provisions of this Lease shall be binding upon and inure to the benefit of the parties hereto and their heirs, executors, administrators, successors and assigns; provided, however, that this Section shall not negate, diminish or alter the restrictions on assignment or subletting applicable to Tenant set forth elsewhere in this Lease.

     22.05. SEVERABILITY. This Lease is intended to be performed in accordance with and only to the extent permitted by all Legal Requirements. If any provision of this Lease or the application thereof to any person or circumstance shall, for any reason and to any extent, be invalid or unenforceable, but the extent of the invalidity or unenforceability does not destroy the basis of the bargain between the parties as contained herein, the remainder of this Lease and the application of such provision to other persons or circumstances shall not be affected thereby, but rather shall be enforced to the greatest extent permitted by law.

     22.06. NUMBER AND GENDER, CAPTIONS AND REFERENCES. As the context of this Lease may require, pronouns shall include natural persons and legal entities of every kind and character, the singular number shall include the plural and the neuter shall include the masculine and the feminine gender. Section headings in this Lease are for convenience of reference only and are not intended, to any extent and for any purpose, to limit or define any section hereof. Whenever the terms "hereof", "hereby", "herein", "hereunder" or words of similar import are used in this Lease, they shall be construed as referring to this Lease in its entirety rather than to a particular section or provision, unless the context specifically indicates to the contrary. Any reference to a particular "Section" shall be construed as referring to the indicated section of this Lease.

     22.07. ATTORNEYS' FEES. In the event either party defaults in the performance of any of the terms of this Lease and the other party employs an attorney in connection therewith, the non-prevailing party agrees to pay the prevailing party's reasonable attorneys' fees.

     22.08. BROKERS. Each party warrants that it has had no dealings with any broker or agent in connection with the negotiation or execution of this Lease, and each party agrees to indemnify the other party and hold the other party harmless from and against any and all costs, expenses or liability for commissions or other compensation or charges claimed by any broker or agent with respect to this Lease.

     22.09. AUTHORITY. The person executing this Lease on behalf of Tenant personally warrants and represents unto Landlord that (a) Tenant is a duly organized and existing legal entity, in good standing in the State of Texas; (b) Tenant has full right and authority to execute, deliver and perform this Lease;
(c) the person executing this Lease on behalf of Tenant was authorized to do so; and (d) upon request of Landlord, such person will deliver to Landlord satisfactory evidence of his or her authority to execute this Lease on behalf of Tenant. The person executing this Lease on behalf of Landlord personally warrants and represents unto Tenant that (w) Landlord is a duly organized and existing legal entity, in good standing in the State of Texas; (x) Landlord has full right and authority to execute, deliver and perform this Lease; (y) the person executing this Lease on behalf of Landlord was authorized to do so; and
(z) upon request of Tenant, such person will deliver to Tenant satisfactory evidence of his or her authority to execute this Lease on behalf of Landlord.

     22.10. INCORPORATION BY REFERENCE. All Exhibits and written addenda hereto are incorporated herein for any and all purposes.

     22.11. MULTIPLE COUNTERPARTS. This Lease may be executed in two or more counterparts, each of which shall be an original, but all of which shall constitute but one instrument.

     22.12. NO PARTNERSHIP. Nothing herein contained shall be deemed or construed by the parties hereto, nor by any third party, as creating the relationship of principal and agent, or of partnership or of joint venture between the parties hereto, it being understood and agreed that neither the method of computation of rent, nor any other provision contained herein, nor any acts of the parties hereto, shall be deemed to create any relationship between the parties hereto other than the relationship of landlord and tenant.

     22.13. ACCORD AND SATISFACTION. No payment by Tenant or receipt by Landlord of a lesser amount than any payment of Rent herein stipulated shall be deemed to be other than on account of the earliest stipulated Rent then due and payable, nor shall any endorsement or statement on any check or any letter accompanying any check or payment as Rent be deemed an accord and satisfaction, and Landlord may accept such check or payment without prejudice to Landlord's right to recover the balance of such Rent or pursue any other remedy provided in this Lease, at law or in equity.

     22.14. RIGHT OF FIRST REFUSAL. If at any time Landlord shall receive a bona fide offer (the "OFFER") from any prospective buyer to purchase all or any part of the Leased Premises or the real property on which the Leased Premises are located (the "PROPERTY") and Landlord desires to accept the Offer, Landlord shall send to Tenant a copy of the proposed contract (the "CONTRACT") in which the Offer is set forth together with copies of all other documents and correspondence related to the Offer and shall at the same time notify Tenant of Landlord's intention to accept the Offer to purchase as set forth in the Contract. Tenant shall have the right within thirty (30) days after receipt of the Contract and related documents and correspondence to accept the terms of the Contract in writing as herein provided and within ninety (90) days thereafter to purchase the Leased Premises and/or the Property (or so much thereof as may be covered by the Contract) in its own name or in the name of a nominee or assignee, for an amount equal to the gross purchase price for the Leased Premises and/or the Property (or portion thereof) as is set forth in the Contract and otherwise on the terms specified in the Contract except that the closing date shall be within ninety (90) days after the date of acceptance by Tenant of the terms of the Contract. If Tenant desires to accept the terms of the Contract and purchase the Leased Premises and/or the Property (or so much thereof as may be covered by the Contract) in its own name or in the name of a nominee or assignee as herein provided, Tenant shall, within thirty (30) days after the receipt of the Contract and related documents and correspondence, indicate its acceptance by executing and delivering to Landlord a contract of sale in its name (or in the name of its nominee or assignee) as purchaser and upon the same terms and conditions of the Contract except that the closing date shall be within ninety (90) days after the date of acceptance by Tenant of the terms of the Contract. If Tenant shall not so elect within such period of thirty (30) days to purchase the Leased Premises and/or the Property (or so much thereof as may be covered by the Contract), Landlord may then sell that portion of the Leased Premises and/or the Property covered by the Contract to the purchaser named in the Contract provided that such sale is on the same terms and conditions and for the same price as is set forth in the Contract and such sale is closed within ninety
(90) days after the date of the Contract. Notwithstanding anything contained herein to the contrary, any such sale shall be made subject to this Lease and to all of Tenant's rights under this Lease. Should Landlord enter into any sale, transfer, or conveyance in conflict with this Lease, such sale, transfer, or conveyance shall be null, void, and of no force or effect, and Tenant may, at its option, in legal proceedings seek to have a court of competent jurisdiction declare this Lease breached and decree an order that such sale, transfer, or conveyance is null, void, and of no force or effect. Nothing contained herein shall be construed to prevent specific performance of this Lease or any term herein by Tenant. The right of first refusal set forth in this Lease shall terminate upon the consummation of any sale to a third party of all of the Leased Premises and all of the Property after full compliance with all of the terms of this Lease, provided any such sale is on the terms and conditions and for the purchase price set forth in the Contract sent to Tenant as herein provided; however, if such sale and assignment is not consummated, the right of first refusal set forth in this Lease shall remain in effect.

23.  CONSTRUCTION OF IMPROVEMENTS.

     23.01. CONSTRUCTION. Landlord, at Landlord's sole cost and expense, shall erect on the Land a four (4) story parking garage containing approximately 801 parking places together with driveways and related improvements. The building and other improvements to be constructed on the Land by Landlord shall be constructed in accordance with the preliminary specifications set forth in EXHIBIT B attached hereto and in accordance with the detailed plans and specifications to be prepared by Landlord and approved by Landlord and Tenant in writing. Landlord will construct and erect the building and other improvements in compliance with all applicable federal, state, and municipal laws and the rules and regulations of the departments and bureaus having jurisdiction thereof. Landlord will furnish Tenant satisfactory evidence of such compliance in the form of a certificate of occupancy issued by the appropriate municipal department having jurisdiction over the Leased Premises.

     23.02. PERMITS. Immediately upon written approval by Landlord and Tenant of plans and specifications for the building, driveways, and other improvements, Landlord will apply to all municipal, state, federal, and other governmental agencies having jurisdiction for permission to erect a building and to make all the improvements required by this Lease, and Landlord shall proceed diligently with such applications for such permits. Tenant shall cooperate with Landlord and furnish Landlord with all necessary information and data in its possession required in connection with such applications.

     23.03. TENANT ACCESS. During the course of such construction Tenant, its employees, agents, and contractors, may enter upon the Leased Premises at all reasonable times for the purpose of inspection and, as soon as possible after such construction is substantially completed, may enter upon the Leased Premises for the purpose of installing improvements, fixtures, and equipment, upon the condition that Tenant, its employees, agents, and contractors, will not unreasonably interfere with Landlord's employees, agents, or contractors in the pursuit of Landlord's construction.

     23.04. REMOVAL OF MATERIALS. Landlord shall remove or cause its contractors to remove all tools, scaffolding, unused and discarded building materials, waste, debris, and rubbish of any sort in, on, or about the Leased Premises prior to the Commencement Date.

     23.05. COMPLETION. Landlord shall proceed with diligence to complete the construction of the building and the other improvements to be erected by Landlord. Possession of the Leased Premises shall be delivered, completed in accordance with the detailed plans and specifications, not later than November 30, 1999, unless construction shall be delayed for causes beyond Landlord's control, in which event the time fixed to complete and deliver such building and other improvements shall be extended for a period equivalent to the time lost by reason of such delay, but in no event shall such grace period be extended for more than ninety (90) days. If the Commencement Date shall not occur on or before November 30, 1999, Tenant shall have the option at any time thereafter so long as the construction of the building and other improvements have not been completed, to (a) terminate this Lease by giving Landlord thirty (30) days' notice, and thereupon Tenant shall be relieved and released of all its obligations hereunder as if this Lease had never been executed; or (b) extend Landlord's time for completion thereof and delivery of possession to Tenant. In the event of such termination, Landlord shall return to Tenant any sums which Tenant may have paid to Landlord. If the Lease is terminated pursuant to this section, Landlord shall not be obligated to make any payments to Tenant other than those specified in this section.

     EXECUTED to be effective as of the date shown above.

                                       LANDLORD:

Landlord's Address for payment         FIRST COMMAND FINANCIAL
and notice:                            CORPORATION

First Command Financial
Corporation
4100 South Hulen                       By: /s/ Lamar C. Smith
Fort Worth, Texas 76109                   -------------------
Attn:  Chief Executive Officer            Name:  Lamar C. Smith
                                                 -------------------------
                                          Title: Chief Executive Officer
                                                 -------------------------

                                       TENANT:

Tenant's Address for notice:           INDEPENDENT RESEARCH AGENCY
                                       FOR LIFE INSURANCE, INC.
Independent Research Agency
for Life Insurance, Inc.
P. O. Box 2387                         By: /s/ Martin R. Durbin
Fort Worth, Texas 76113                   ---------------------
Attn:  Chief Financial Officer             Name:  Martin R. Durbin
                                                  -------------------------
                                           Title: Chief Financial Officer
                                                  -------------------------

                                   EXHIBIT A

BEING a 43750 square foot tract of land situated in the B.B.B. & C.R.R. Survey, Abstract Number 217, and the J. Howard Survey, Abstract Number 693, City of Fort Worth, Tarrant County, Texas, being part of Lot 2-R, Block C of OVERTON WEST ADDITION described by plat recorded in Volume 388-173, Page 10, Plat Records of Tarrant County, Texas (PRTCT), and being part of a called
17.000 acre tract of land described by deed as "TRACT FOUR" to Cassco Land Co., Inc., recorded in Volume 6494, Page 389, Deed Records of Tarrant County, Texas (DRTCT), said 43750 square foot tract of land being more particularly described by metes and bounds as follows:

Commencing at a 1/2-inch iron rod found at the intersection of the north right-of-way line of Overton Plaza (an 80-foot right-of-way) and the west right-of-way line of South Hulen Street (a 120-foot right-of-way);

THENCE along said west right-of-way line the following:

     North 00DEG.09'00" East, a distance of 281.00 feet to a 1/2-inch iron rod found for the beginning of a curve to the left having a central angle of 09DEG.31'21" and a radius of 1287.60 feet;

     Along said curve to the left an arc distance of 214.00 feet and a chord bearing and distance of North 04DEG.36'41" West 213.75 feet to a 1/2-inch iron rod found for the southeast corner of Lot 1, Block C of OVERTON WEST ADDITION described by plat recorded in Volume 388-74, Page 2 PRTCT;

THENCE South 84DEG.46'00" West, a distance of 327.42 feet along the south line of said Lot 1 to a point;

THENCE South 05DEG.14'00" East, a distance of 59.71 feet to a point for corner, said point being the POINT OF BEGINNING;

THENCE South 04DEG.23'44" East, a distance of 125.00 feet to a point for corner;

THENCE South 85DEG.36'16" West, a distance of 350.00 feet to a point for corner;

THENCE North 04DEG.23'44" West, a distance of 125.00 feet to a point for corner;

THENCE North 85DEG.36'16" East, a distance of 350.00 feet to the POINT OF BEGINNING;

CONTAINING a computed area of 43750 square feet of land.

                                   EXHIBIT B

     Being a 14.278 acre tract of land situated in the B.B.B. & C.R.R. Survey, Abstract No. 217, and the J. Howard Survey, Abstract No. 693, City of Fort Worth, Tarrant County, Texas, being all of LOT 2-R, BLOCK C of OVERTON WEST ADDITION described by plat recorded in Volume 388-173, Page 10, Plat Records of Tarrant County, Texas (PRTCT), being the remainder of LOT 4 BLOCK C of OVERTON WEST ADDITION described by plat recorded in Volume 388-124, Page 27, PRTCT, being part of a called 19.23 acre tract of land described by deed to Cassco Land Co., Inc., recorded in Volume 5190, Page 800, Deed Records of Tarrant County, Texas (DRTCT), and being part of a called 17.000 acre tract of land described by deed as "TRACT FOUR" to Cassco Land Co., Inc., recorded in Volume 6494, Page 389, DRTCT, said 14.278 acre tract of land being more particularly described as follows:

BEGINNING at a 1/2-inch iron rod set at the intersection of the north right-of-way line of Overton Plaza (an 80-foot right-of-way) and the west right-of-way line of South Hulen Street (a 120-foot right-of-way);

THENCE along said north right-of-way line the following:

     North 89DEG.51'00" West, a distance of 48.27 feet to a 1/2-inch iron rod set for the beginning of a curve to the left having a central angle of 11DEG.50'55" and a radius of 762.79 feet;

     Along said curve of the left an arc distance of 157.74 feet and a chord bearing and distance of South 84DEG.13'32" West 157.46 feet to a 1/2-inch iron rod set for the point of tangency;

     South 78DEG.18'00" West, a distance of 416.34 feet to 1/2-inch iron rod set for the beginning of a curve to the right having a central angle of 18DEG.54'30" and a radius of 1128.51 feet;

     Along said curve to the right an arc distance of 372.42 feet and a chord bearing and distance of South 87DEG.45'15" West 370.73 feet to a 1/2-inch iron rod set for the beginning of a compound curve to the right having a central angle of 22DEG.21'07" and a radial bearing and distance of North 07DEG.05'18" East 634.45 feet;

     Along said compound curve to the right an arc distance 247.51 feet and a chord bearing and distance of North 71DEG.44'09" West 245.94 feet to a 1/2-inch iron set for the southeast corner of LOT 5, BLOCK C of OVERTON WEST ADDITION described by plat recorded in Volume 388-140, Page 19, PRTCT;

THENCE along the southeast and northeast lines of said LOT 5 the following:

     North 30DEG.04'00" East, a distance of 295.00 feet to a 1/2-inch iron rod found for corner;

     North 48DEG.30'00" West, a distance of 205.00 feet to a 1/2-inch iron rod set for the north corner of said LOT 5, said corner being in the southeast right-of-way line of Kingsridge Road (a 60-foot right-of-way) and in a non-tangent curve to the left having a central angle of 16DEG. 32'57" and a radial bearing and distance of North 47DEG.39'34" East
     830.00 feet;

THENCE along said southeast right-of-way line and said curve to the left an arc distance of 239.74 feet and a chord bearing and distance of North 34DEG. 03'57" East 238.90 feet to a 1/2-inch iron rod found for the southwest corner of LOT 1, BLOCK C of OVERTON WEST ADDITION described by plat recorded in Volume 388-74, Page 2, PRTCT;

THENCE along the south lines of said LOT 1 the following:

     South 64DEG.32'00" East, a distance of 303.48 feet to a 1/2-inch iron rod found for corner;

     North 84DEG.46'00" East, a distance of 801.45 feet to a 1/2-inch iron rod set for corner in the west right-of-way line of the aforementioned South Hulen Street, said corner being in a non-tangent curve to the right having a central angle of 09DEG.31'21" and a radial bearing and distance of South 80DEG.37'39" West 1287.60 feet;

THENCE along said west right-of-way line the following:

     Along said curve to the right an arc distance of 214.00 feet and a chord bearing and distance of South 04DEG.26'59" East 303.48 feet to a 1/2-inch iron rod set for the point of tangency;

     South 00DEG.09'00" West, a distance of 281.00 feet to the POINT OF
     BEGINNING;

CONTAINING a computed area of 621,931 square feet or 14.278 acres of land.


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